UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 6, 2014

Date of Report (Date of earliest event reported)

Actuate Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-24607	94-3193197
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

951 Mariners Island Boulevard, Suite 700

San Mateo, California 94404

(Address of principal executive offices)(Zip Code)

(650) 645-3000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On, November 6, 2014, the Company’s Board of Directors amended the form of indemnification agreement to be entered into with each of the Company’s directors and officers and authorized the Company to enter into a new indemnification agreement on the amended form with each director and officer. The material changes from the previous form of indemnification agreement are to: (a) provide for indemnification to the fullest extent not prohibited by Delaware law rather than specifying the currently applicable standards under Delaware law; (b) clarify that expenses are to be advanced in connection with proceedings covered by the agreement unless it is determined that the indemnitee is not entitled to indemnification under the agreement and applicable law; (c) confirm that the Company can assume the defense of any proceeding in which the Company is obligated to advance expenses; (d) confirm the Company has the obligation to use reasonable efforts to maintain director and officer insurance including coverage for a six-year tail period following a change of control; and (e) add certain carve-outs to circumstances under which the company is not obligated to provide indemnification; and (f) require that certain litigation be brought in Delaware.

The foregoing description of the form of Indemnification Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the form of Indemnification Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Actuate Corporation

Date: November 10, 2014	By:	/s/ Peter I. Cittadini
		Name:	Peter I. Cittadini
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Indemnification Agreement